EXHIBIT 4.8

PERFORMANCE TECHNOLOGIES, INCORPORATED

2012 OMNIBUS INCENTIVE PLAN

Effective May 24, 2012

TABLE OF CONTENTS

Article 1 PURPOSE AND TERM OF PLAN 1

Section 1.1 Purpose 1

Section 1.2 Term 1

Article 2 DEFINITIONS 1

Section 2.1 “Approved Reason” 1

Section 2.2 “Award” 1

Section 2.3 “Award Notice” 1

Section 2.4 “Board” 1

Section 2.5 “CEO” 1

Section 2.6 “Code” 1

Section 2.7 “Committee” 1

Section 2.8 “Common Stock” 2

Section 2.9 “Company” 2

Section 2.10 “Consultants” 2

Section 2.11 “Covered Employee” 2

Section 2.12 “Director” 2

Section 2.13 “Disability” 2

Section 2.14 “Effective Date” 2

Section 2.15 “Employee” 2

Section 2.16 “Exchange Act” 2

Section 2.17 “Fair Market Value” 2

Section 2.18 “Full Value Award” 2

Section 2.19 “Incentive Stock Option” 2

Section 2.20 “Net Cash Provided by Operating Activities” 2

Section 2.21 “Non-Qualified Stock Option” 2

Section 2.22 “Participant” 2

Section 2.23 “Performance Awards” 3

Section 2.24 “Plan” 3

Section 2.25 “PT” 3

Section 2.26 “Restricted Stock” 3

Section 2.27 “Restricted Stock Unit” 3

Section 2.28 “Retirement” 3

Section 2.29 “Section 409A” 3

Section 2.30 “Stock Appreciation Right” 3

Section 2.31 “Stock Option” 3

Section 2.32 “Subsidiary” 3

Section 2.33 “Substitute Awards” 3

Article 3 ELIGIBILITY 3

Section 3.1 In General 3

Section 3.2 Incentive Stock Options 3

Article 4 PLAN ADMINISTRATION 4

Section 4.1 Responsibility 4

Section 4.2 Authority of the Committee 4

Section 4.3 Discretionary Authority 4

Section 4.4 Prohibition Against Repricing 4

Section 4.5 Section 162(m) of the Code and Covered Employees 4

Section 4.6 Action by the Committee 4

Section 4.7 Allocation and Delegation of Authority 4

Section 4.8 Liability 5

Article 5 FORM OF AWARDS 5

Section 5.1 In General 5

Section 5.2 Foreign Jurisdictions 5

Article 6 SHARES SUBJECT TO PLAN 6

Section 6.1 Stock Subject to Plan 6

Section 6.2 Adjustment to Shares 7

Section 6.3 Maximum Award Payable 7

Article 7 STOCK OPTIONS 7

Section 7.1 In General 7

Section 7.2 Terms and Conditions of Stock Options 7

Section 7.3 Restrictions Relating to Incentive Stock Options 7

Section 7.4 Exercise 8

Article 8 STOCK APPRECIATION RIGHTS 8

Section 8.1 In General 8

Section 8.2 Terms and Conditions of SARs 8

Section 8.3 Payments of SARs 8

Article 9 RESTRICTED STOCK & RESTRICTED STOCK UNITS 9

Section 9.1 Grants 9

Section 9.2 Award Restrictions 9

Section 9.3 Vesting Period for Awards to Employees 9

Section 9.4 Evidence of Award 9

Article 10 PERFORMANCE AWARDS 9

Section 10.1 In General 9

Section 10.2 “Performance Criteria” 9

Section 10.3 “Performance Formula” 9

Section 10.4 “Performance Goals” 10

Section 10.5 “Performance Period” 10

Section 10.6 Discretion of Committee with Respect to Performance Awards 10

Section 10.7 Adjustment of Awards 10

Section 10.8 Determination of Awards 10

Section 10.9 Payment of Performance Awards 10

Article 11 Other Stock-Based Awards 11

Section 11.1 Grants 11

Section 11.2 Conditions and Terms of Other Stock-Based Grants 11

Article 12 PAYMENT OF AWARDS 11

Section 12.1 Payment 11

Section 12.2 Withholding Taxes 11

Article 13 EFFECT OF CERTAIN EVENTS 11

Section 13.1 Stock Options and SARs 11

Section 13.2 Other Awards 12

Article 14 DIVIDEND AND DIVIDEND EQUIVALENTS 12

Article 15 DEFERRAL OF AWARDS 13

Article 16 MISCELLANEOUS 13

Section 16.1 Nonassignability 13

Section 16.2 Amendments to Awards 14

Section 16.3 Regulatory Approvals and Listings 14

Section 16.4 No Right to Continued Employment or Grants 14

Section 16.5 Amendment/Termination 14

Section 16.6 Governing Law 14

Section 16.7 No Right, Title, or Interest in Company Assets 15

Section 16.8 Section 16 of the Exchange Act 15

Section 16.9 No Guarantee of Tax Consequences 15

Section 16.10 Other Benefits 15

Section 16.11 Section Headings 15

Section 16.12 Severability; Entire Agreement 15

Section 16.13 No Third Party Beneficiaries 15

Section 16.14 Successors and Assigns 15

Section 16.15 Waiver of Claims 15

Section 16.16 Recoupment 15

Section 16.17 Section 409A. 16

PERFORMANCE TECHNOLOGIES, INCORPORATED

2012 OMNIBUS INCENTIVE PLAN

Effective May 24, 2012

Article 1
PURPOSE AND TERM OF PLAN

Section 1.1                   Purpose. The purpose of the Plan is to provide motivation to selected Employees, Directors and Consultants to put forth maximum efforts toward the continued growth, profitability and success of the Company by providing equity-based and cash-based incentives to such Employees, Directors and Consultants.

Section 1.2                   Term. The Plan was approved by the Board on February 16, 2012, and will become effective upon the date of the approval by PT’s stockholders at the 2012 Annual Meeting of the Stockholders. The Plan and any Awards granted thereunder shall be null and void if stockholder approval is not obtained at the 2012 Annual Meeting of the Stockholders.

Article 2
DEFINITIONS

In any necessary construction of a provision of this Plan, the masculine gender may include the feminine, and the singular may include the plural, and vice versa.

Section 2.1                   “Approved Reason” means a reason for terminating employment with the Company which, in the opinion of the Committee, is in the best interests of the Company.

Section 2.2                   “Award” means grants of both equity-based and cash-based awards, including Stock Options, SARs, Restricted Stock, Restricted Stock Units, or other stock-based Awards, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish by the Award Notice or otherwise or Performance Awards, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish by the Award Notice or otherwise.

Section 2.3                   “Award Notice” means the written document establishing the terms, conditions, restrictions, and/or limitations of an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.  The Committee will establish the form of the written document in the exercise of its sole and absolute discretion. The Committee may, but need not, require a Participant to sign a copy of the Award Notice as a precondition to receiving an Award.

Section 2.4                   “Board” means the Board of Directors of PT.

Section 2.5                   “CEO” means the Chief Executive Officer of PT.

Section 2.6                   “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the regulations thereunder and any successor provisions and the regulations thereto.

Section 2.7                   “Committee” means the committee appointed by the Board from among its members to administer the Plan. If a separate Committee has not been specifically established, the Board shall constitute the Committee, and all references hereunder to the Committee shall refer to the Board. In addition, the Board shall have the right to exercise, in whole or in part, the authority of the Committee hereunder with respect to certain persons or classes of persons as Participants, in which case as to those persons and as to such authority taken or retained by the Board, references to the Committee herein shall refer to the Board. Notwithstanding the foregoing, so long as the shares of Common Stock are registered under the Exchange Act, the Stock Option Committee of the Board, or such other Board committee as may be designated by the Board, shall administer the Plan; provided that the Committee must consist solely of two or more Directors, all of whom are a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, an “outside director” within the meaning of Section 162(m) of the Code, and an independent director under the rules of the exchange on which the Common Stock is traded.

Section 2.8                   “Common Stock” means the common stock, $.01 par value per share, of PT that may be newly issued or treasury stock.

Section 2.9                   “Company” means PT and its Subsidiaries.

Section 2.10                “Consultants” means the consultants, advisors and independent contractors retained by the Company. Only natural persons who provide bona fide services to the Company shall qualify as Consultants.

Section 2.11                “Covered Employee” means an Employee who is or may be a “covered employee” within the meaning of Section 162(m) of the Code.

Section 2.12                “Director” means a non-Employee member of the Board.

Section 2.13                “Disability,” for a Participant who is an Employee, means a disability under the terms of the long-term disability plan maintained by the Participant’s employer, or in the absence of such a plan, the Performance Technologies, Incorporated Long Term Disability Plan; and for all other Participants, means a disability under the Performance Technologies, Incorporated Long Term Disability Plan.

Section 2.14                “Effective Date” means the date an Award is determined to be effective by the Committee upon its grant of such Award, which date shall be set forth in the applicable Award Notice.

Section 2.15                “Employee” means any person employed by the Company on a full or part-time basis.

Section 2.16                “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the rules thereunder and any successor provisions and the rules thereto.

Section 2.17                “Fair Market Value” means the fair market value determined by the Committee, in good faith, based upon a reasonable method of valuation adopted by the Committee, in accordance with the requirements of Sections 422 and 409A of the Code, if applicable; provided, however, if the Common Stock is listed on an established stock exchange or national market system, then the Fair Market Value of the Common Stock shall be the closing price on such exchange or system on the Effective Date of the Award.

Section 2.18                “Full Value Award” means an Award other than a Stock Option or an SAR, and which is settled by the issuance of shares of Common Stock.

Section 2.19                “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code.

Section 2.20                “Net Cash Provided by Operating Activities” means net cash provided by operating activities computed in accordance with generally acceptable accounting principles, consistently applied, and shall exclude investing and financing activities.

Section 2.21                “Non-Qualified Stock Option” means a Stock Option which is not an Incentive Stock Option.

Section 2.22                “Participant” means an Employee, Director or Consultant to whom an Award has been granted by the Committee under the Plan.

Section 2.23                “Performance Awards” means the equity-based and cash-based Awards that vest upon satisfying the Performance Criteria granted pursuant to Article 10

.

Section 2.24                “Plan” means the 2012 Omnibus Incentive Plan.

Section 2.25                “PT” means Performance Technologies, Incorporated.

Section 2.26                “Restricted Stock” means an Award granted pursuant to Article 9 of the Plan of shares of Common Stock which are subject to restrictions.

Section 2.27                “Restricted Stock Unit” means an Award granted pursuant to Article 9 of share Units pursuant to which shares of Common Stock or cash in lieu thereof may be issued in the future.

Section 2.28                “Retirement” means, in the case of a Participant employed by the Company, voluntary termination of employment on or after age 62.

Section 2.29                “Section 409A” means Section 409A of the Code, and the Treasury Regulations promulgated and other official guidance issued thereunder.

Section 2.30                “Stock Appreciation Right” or “SAR” means a right granted to a Participant to receive a payment equal to the appreciation in value of a stated number of shares of Common Stock pursuant to Article 8 of the Plan.

Section 2.31                “Stock Option” means any right granted to a Participant to purchase Common Stock at such price or prices and during such periods established pursuant to Article 7 of the Plan. Stock Options include both Incentive Stock Options and Non-Qualified Stock Options.

Section 2.32                “Subsidiary” means a corporation or other business entity in which PT directly or indirectly has an ownership interest of 50 percent or more, except that with respect to Incentive Stock Options, “Subsidiary” shall mean “subsidiary corporation” as defined in Section 424(f) of the Code.

Section 2.33                “Substitute Awards” means Awards granted or shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

Article 3
ELIGIBILITY

Section 3.1                   In General. Subject to Section 3.2

, all Employees, Directors and Consultants are eligible to participate in the Plan.  The Committee may select, from time to time, Participants from those Employees who, in the opinion of the Committee, can further the Plan’s purposes.  In addition, the Committee may select, from time to time, Participants from those Directors and Consultants (who may or may not be Committee members) who, in the opinion of the Committee, can further the Plan’s purposes.  Once a Participant is so selected, the Committee shall determine the type(s) of Awards to be made to the Participant and shall establish in the related Award Notice(s) the terms, conditions, restrictions and/or limitations, if any, applicable to the Award(s) in addition to those set forth in this Plan and the administrative rules and regulations issued by the Committee.

Section 3.2                   Incentive Stock Options. Only Employees shall be eligible to receive Incentive Stock Options.

Article 4
PLAN ADMINISTRATION

Section 4.1                   Responsibility. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.

Section 4.2                   Authority of the Committee. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to: (a) select the Participants and determine the type of Awards to be made to Participants, the number of shares or amount of cash (or equivalents) subject to Awards and the terms, conditions, restrictions and limitations of the Awards; (b) interpret the Plan; (c) determine eligibility for participation in the Plan; (d) decide all questions concerning eligibility for and the amount of Awards payable under the Plan; (e) construe any ambiguous provision of the Plan; (f) correct any default; (g) supply any omission; (h) reconcile any inconsistency; (i) issue administrative guidelines or sub-plans as an aid to administer the Plan and make changes in such guidelines or sub-plans as it from time to time deems proper; (j) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operation; (k) amend the Plan in accordance with Section 16.5

; (l) determine whether Awards should be granted singly, in combination or in tandem; (m) to the extent permitted under the Plan and, if applicable, Section 409A, grant waivers of Plan terms, conditions, restrictions, and limitations; (n) accelerate the vesting, exercise, or payment of an Award or the Performance Period of an Award when such action or actions would be in the best interest of the Company and in compliance with Section 409A and other applicable tax law; (o) determine the terms and provisions of any Award Notice or other agreements entered into hereunder; (r) take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan; (p) make all other determinations it deems necessary or advisable for the administration of the Plan, including factual determinations; and (q) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash or shares of Common Stock or cancelled, forfeited or suspended and the method or methods by which Awards may be cancelled, forfeited or suspended.

Section 4.3                   Discretionary Authority. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan including, without limitation, its construction of the terms of the Plan and its determination of eligibility for participation and Awards under the Plan.  It is the intent of the Plan that the decisions of the Committee and its actions with respect to the Plan shall be final, binding and conclusive upon all persons having or claiming to have any right or interest in or under the Plan.

Section 4.4                   Prohibition Against Repricing. Notwithstanding the provisions of this Article 4 or any other provision of the Plan, except in connection with a corporate transaction involving the Company, no Stock Option or SAR granted under the Plan may be: (a) amended to decrease the exercise or strike price thereof; (b) cancelled in exchange for the grant of any new Stock Option or SAR with a lower exercise or strike price or any new Award; (c) with respect to Stock Options or SARs with an exercise or grant price below the current Fair Market Value of a share of Common Stock, cancelled in exchange for cash; or (d) otherwise be subjected to any action that would be treated under accounting rules or otherwise as a “repricing” of such Stock Option or SAR, unless such action is first approved by the Company’s stockholders.

Section 4.5                   Section 162(m) of the Code and Covered Employees. The terms set forth in Article 10 shall apply to all Awards granted to a Covered Employee that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, other than Awards of Stock Options or SARs.

Section 4.6                   Action by the Committee. The Committee may act only by a majority of its members.  Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee and action so taken shall be fully effective as if it had been taken by a vote at a meeting.  In addition, the Committee may authorize any one or more of its members to execute and deliver documents on behalf of the Committee.

Section 4.7                   Allocation and Delegation of Authority. The Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one or more of its members and, subject to applicable law, may delegate all or any part of its responsibilities and powers to any person or persons selected by it, provided that any such allocation or delegation be in writing; provided, however, that only the Committee may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act.  The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

Section 4.8                   Liability. No member of the Board or the Committee or any employee of the Company (each such person an “Indemnified Person”) shall have any liability to any person (including, without limitation, any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Indemnified Person shall be indemnified and held harmless by PT against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnified Person in connection with or resulting from any action, suit or proceeding to which such Indemnified Person may be a party or in which such Indemnified Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Indemnified Person, with PT’s prior approval, in settlement thereof, or paid by such Indemnified Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnified Person, provided that PT shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once PT gives notice of its intent to assume the defense, PT shall have sole control over such defense with counsel of PT’s choice. The foregoing right of indemnification shall not be available to an Indemnified Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Indemnified Person giving rise to the indemnification claim resulted from such Indemnified Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Indemnified Persons may be entitled under PT’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

Article 5
FORM OF AWARDS

Section 5.1                   In General. Awards may, at the Committee’s sole discretion, be paid in the form of Stock Options pursuant to Article 7

, SARs pursuant to Article 8

, Restricted Stock or Restricted Stock Units pursuant to Article 9

, Performance Awards pursuant to Article 10

, or Other Stock-Based Awards pursuant to Article 11

, or a combination thereof.  All Awards shall be subject to the terms, conditions, restrictions and limitations of the Plan.  The Committee may, in its sole judgment, subject an Award to such other terms, conditions, restrictions and/or limitations (including, but not limited to, the time and conditions of exercise and restrictions on transferability, termination and vesting), provided that they are not inconsistent with the terms of the Plan.  Awards under a particular Article of the Plan need not be uniform and Awards under two or more Articles may be combined into a single Award Notice.  Any combination of Awards may be granted at one time and on more than one occasion to the same Participant. For purposes of the Plan, the value of any Award granted in the form of Common Stock shall be the Fair Market Value as of the grant’s Effective Date.

Section 5.2                   Foreign Jurisdictions.

(a)     Special Terms.  In order to facilitate the making of any Award to Participants who are employed or retained by the Company outside the United States as Employees, Directors or Consultants (or who are foreign nationals temporarily within the United States), the Committee may provide for such modifications and additional terms and conditions (“special terms”) in Awards as the Committee may consider necessary or appropriate to accommodate differences in local law, policy or custom or to facilitate administration of the Plan.  The special terms may provide that the grant of an Award is subject to (1) applicable governmental or regulatory approval or other compliance with local legal requirements and/or (2) the execution by the Participant of a written instrument in the form specified by the Committee, and that in the event such conditions are not satisfied, the grant shall be void.  The special terms may also provide that an Award shall become exercisable or redeemable, as the case may be, if an Employee’s employment or Director or Consultant’s relationship with the Company ends as a result of workforce reduction, realignment or similar measure and the Committee may designate a person or persons to make such determination for a location.  The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for purposes of implementing any special terms, without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, no such sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan shall: (a) increase the limitations contained Section 6.3

; (b) increase the number of available shares under Section 6.1

; or (c) cause the Plan to cease to satisfy any applicable conditions of Rule 16b-3 under the Exchange Act, Section 409A (to the extent applicable) or, with respect to Covered Employees, Section 162(m) of the Code.

(b)     Currency Effects.  Unless otherwise specifically determined by the Committee, all Awards and payments pursuant to such Awards shall be determined in U.S. currency.  The Committee shall determine, in its discretion, whether and to the extent any payments made pursuant to an Award shall be made in local currency, as opposed to U.S. dollars.  In the event payments are made in local currency, the Committee may determine, in its discretion and without liability to any Participant, the method and rate of converting the payment into local currency.

(c)     Modifications to Awards.  The Committee shall have the right at any time and from time to time and without prior notice to modify outstanding Awards to comply with or satisfy local laws and regulations, to avoid costly governmental filings or to implement administrative changes to the Plan that are deemed necessary or advisable by the Committee for compliance with laws.  By means of illustration, but not limitation, the Committee may restrict the method of exercise of an Award to avoid securities laws or exchange control filings, laws or regulations. Notwithstanding the foregoing, the Committee may not modify an outstanding Award without the consent of the affected Participant if such modification would cause the Award to violate Section 409A.

(d)     No Acquired Rights.  No Employee in any country shall have any right to receive an Award, except as expressly provided for under the Plan.  All Awards made at any time are subject to the prior approval of the Committee.

Article 6
SHARES SUBJECT TO PLAN

Section 6.1                   Stock Subject to Plan.

(a)     Overall Number of Shares Available for Awards. Subject to adjustment as provided in Section 6.2 of the Plan, the maximum number of shares of Common Stock available for grant to Participants under the Plan (the “Share Authorization”) shall be one million five-hundred thousand (1,500,000) shares of Common Stock, all of which shall be eligible to be issued as Incentive Stock Options. Notwithstanding the foregoing, of such number of shares of Common Stock, no more than seven-hundred fifty thousand (750,000) shares of Common Stock may be used for Full Value Awards.

(b)     Usage of Shares of Common Stock.

(1)     Shares of Common Stock Available for Subsequent Issuance. Shares of Common Stock subject to an Award that is canceled, expired, forfeited, settled in cash in lieu of shares of Common Stock or otherwise terminated without a delivery of shares to the Participant, or is exchanged with the Committee’s permission, prior to the issuance of shares of Common Stock, for an Award not involving shares of Common Stock, shall be available again for grant under the Plan; additionally, shares of Common Stock related to an Award of Restricted Stock that are forfeited shall again be available for grant under the Plan. Shares of Common Stock that are forfeited under a Full Value Award shall again be available for issuance under the Plan as a Full Value Award.

(2)     Shares of Common Stock Not Available for Subsequent Issuance. The full number of SARs subject to an Award that are to be settled by the issuance of shares of Common Stock shall be counted against the Share Authorization, regardless of the number of shares of Common Stock actually issued upon settlement of such SARs. Furthermore, any shares of Common Stock withheld to satisfy tax withholding obligations on an Award issued under the Plan, shares of Common Stock tendered to pay the exercise price of an Award under the Plan, and shares of Common Stock repurchased on the open market with the proceeds of an Option exercise will no longer be eligible to be again available for grant under the Plan.

Section 6.2                   Adjustment to Shares. If there is any change in the number of outstanding shares of Common Stock through the declaration of stock dividends, stock splits or the like, the number of shares available for Awards, the shares subject to any Award and the option prices or exercise prices of Awards shall be automatically adjusted. If there is any change in the number of outstanding shares of Common Stock through any change in the capital structure of PT, or through a merger, consolidation, separation (including a spin-off or other distribution of stock or property), reorganization (whether or not such reorganization comes within the meaning of such term in Section 368(a) of the Code) or partial or complete liquidation, the Committee shall make appropriate adjustments in the maximum number of shares of Common Stock which may be granted under the Plan and any adjustments and/or modifications to outstanding Awards as it, in its sole discretion, deems equitable. In the event of any other change in the capital structure or in the Common Stock of PT (including through payment of an extraordinary cash dividend), the Committee shall also make such appropriate adjustments in the maximum number of shares of Common Stock available for grant under the Plan and any adjustments and/or modifications to outstanding Awards as it, in its sole discretion, deems equitable. The maximum number of shares available for grant under the Plan shall be automatically adjusted to the extent necessary to reflect any dividend equivalents paid in the form of Common Stock.

Section 6.3                   Maximum Award Payable. Notwithstanding any provision contained in the Plan to the contrary, the maximum Award payable (or granted, if applicable) to any one Participant under the Plan for a calendar year is: (a) for Stock Options, 250,000 shares of Common Stock; (b) for SARs, 100,000 shares of Common Stock; (c) for Restricted Stock and Restricted Stock Units, 250,000 shares of Common Stock; (d) for other-stock based Awards, 100,000 shares of Common Stock; and (e) for Performance Awards, 150,000 shares of Common Stock or, in the event the Performance Award is paid in cash, $500,000.

Article 7
STOCK OPTIONS

Section 7.1                   In General. Awards may be granted in the form of Stock Options. Stock Options may be Incentive Stock Options or Non-Qualified Stock Options, or a combination of both.

Section 7.2                   Terms and Conditions of Stock Options.

(a)     A Stock Option shall be exercisable in accordance with such terms and conditions and at such times and during such periods as may be determined by the Committee in its sole discretion and as set forth in an individual Award Notice; provided, however, no Stock Option shall be exercisable after the expiration of 10 years from the Effective Date of the Stock Option.  The price at which Common Stock may be purchased upon exercise of a Stock Option shall be not less than 100 percent of the Fair Market Value of the Common Stock on the Stock Option’s Effective Date except for Substitute Awards. Moreover, all Stock Options shall have a vesting schedule not less than one year from the date of grant, except under certain circumstances contemplated by Section 13.1

. The Committee may, by way of the Award Notice or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Stock Option Award, provided they are not inconsistent with the Plan.

(b)     Unless otherwise determined by the Committee, no Stock Option granted to an employee that is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended (the “FLSA”), shall be first vested for any shares of Common Stock until at least six months following the date of grant of the Stock Option. This provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise of a Stock Option will not be included as a portion of his or her regular rate of pay for purposes of the FLSA.

Section 7.3                   Restrictions Relating to Incentive Stock Options. Stock Options issued in the form of Incentive Stock Options shall, in addition to being subject to the terms and conditions of Section 7.2

, comply with Section 422 of the Code.  Accordingly, the aggregate Fair Market Value (determined at the time the Incentive Stock Option was granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company) shall not exceed $100,000 (or such other limit as may be required by Section 422 of the Code). Furthermore, Stock Options issued in the form of Incentive Stock Options must be issued within ten years from the effective date of the Plan, and the term of such Incentive Stock Options may not exceed ten years (or any shorter period required by Section 422 of the Code). Stock Options designated as Incentive Stock Options that do not satisfy the requirements of this Section 7.3 shall be deemed Non-Qualified Stock Options.

Section 7.4                   Exercise. Upon exercise, the exercise price of a Stock Option may, at the Committee’s discretion, be paid in cash (or equivalents), or by tendering, by either actual delivery of shares or by attestation, shares of Common Stock, by withholding shares otherwise issuable in connection with the exercise of the option, a combination of the foregoing, or such other consideration as the Committee may deem appropriate.  The Committee shall establish appropriate methods for accepting Common Stock, whether restricted or unrestricted, and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise a Stock Option.  Subject to Section 16.8

, Stock Options awarded under the Plan may also be exercised by way of the Company’s broker-assisted stock option exercise program, if any, provided such program is available at the time of the Stock Option’s exercise.

Article 8
STOCK APPRECIATION RIGHTS

Section 8.1                   In General. Awards may be granted in the form of SARs. SARs entitle the Participant to receive a payment equal to the appreciation in a stated number of shares of Common Stock from the exercise price to the Fair Market Value of the Common Stock on the date of exercise. An SAR may be granted in tandem with all or a portion of a related Stock Option under the Plan (“Tandem SARs”), or may be granted separately (“Freestanding SARs”). A Tandem SAR may be granted only at the time of the grant of the related Stock Option.

Section 8.2                   Terms and Conditions of SARs.

(a)     Tandem SARs. A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related Stock Option is exercisable, and the “exercise price” of such SAR (the base from which the value of the SAR is measured at its exercise) shall be the exercise price under the related Stock Option, which cannot be less than 100 percent of the Fair Market Value of the Common Stock on the Effective Date of the Tandem SAR’s grant. If a related Stock Option is exercised as to some or all of the shares covered by the Award, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Stock Option exercise.  Upon exercise of a Tandem SAR as to some or all of the shares covered by the Award, the related Stock Option shall be canceled automatically to the extent of the number of shares covered by such exercise.  Moreover, all Tandem SARs shall expire upon the expiration of the related Stock Option.

(b)     Freestanding SARs. Freestanding SARs shall be exercisable in accordance with such terms and conditions and at such times and during such periods as may be determined by the Committee.  The exercise price of a Freestanding SAR shall be not less than 100 percent of the Fair Market Value of the Common Stock, as determined by the Committee, on the Effective Date of the Freestanding SAR’s grant. Moreover, all Freestanding SARs shall expire not later than ten years from the Effective Date of the Freestanding SAR’s grant and generally have the same terms and conditions as Stock Options.

(c)     Exercise Price. As required for the exemption from Section 409A, the exercise price of an SAR (both Tandem SARs and Freestanding SARs) shall be not less than 100 percent of the Fair Market Value of the Common Stock on the Effective Date of the SAR’s grant.

(d)     Additional Terms and Conditions. The Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any SAR Award, provided they are not inconsistent with the Plan.

Section 8.3                   Payments of SARs. In the event that the SAR is paid in cash, the corresponding cash (or equivalents) thereof shall be paid as of the date that the SAR is exercised.

Article 9
RESTRICTED STOCK & RESTRICTED STOCK UNITS

Section 9.1                   Grants. Awards under this Article 9

may be granted to Participants, either alone or in addition to other Awards granted under the Plan, as Awards of Restricted Stock or Restricted Stock Units. Awards may be granted in the form of (i) freestanding grants that vest based on the passage of time, or (ii) grants in payment of earned Performance Awards or other incentive compensation under another plan maintained by the Company.

Section 9.2                   Award Restrictions. Restricted Stock or Restricted Stock Units shall be subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate including, but not by way of limitation, restrictions on transferability and continued employment; provided, however, they are not inconsistent with the Plan. The Committee may modify or accelerate the delivery of Restricted Stock or a Restricted Stock Unit under such circumstances as it deems would be in the best interest of the Company; provided, however, that such action would not cause a violation of Section 409A.

Section 9.3                   Vesting Period for Awards to Employees. Except as provided by Article 13

, the period to achieve full vesting for Restricted Stock and Restricted Stock Units granted to Employees in the form of freestanding grants shall not be shorter than three years. Vesting under the Plan can be on a pro rata or graded basis over the period or cliff at the end of the period. Notwithstanding the foregoing, Restricted Stock or Restricted Stock Units subject to performance vesting may have a minimum vesting period of one year. In addition, Awards to Directors and Substitute Awards made to new hires to replace forfeited awards from a prior employer are not subject to a minimum vesting period.

Section 9.4                   Evidence of Award. Any Restricted Stock or Restricted Stock Unit granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.

Article 10
PERFORMANCE AWARDS

Section 10.1                In General. Awards may be granted to Participants in the form of Performance Awards under the Plan. For awards applicable solely to Covered Employees, the terms of this Article 10 apply to all Awards, other than Stock Options or SARs, that are intended by the Committee to satisfy the requirements for deductibility as “performance-based compensation” under Section 162(m)(4)(C) of the Code.

Section 10.2                “Performance Criteria” means the one or more criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period.  The Performance Criteria that will be used to establish such Performance Goal(s) shall be limited to the following: increase in total revenue, earnings before interest and taxes, earnings before interest, depreciation, taxes and amortization (“EBIDTA”), return on stockholders’ equity, gross margin, earnings per share, net income, operating income, net profit, operating profits, profits before tax, Net Cash Provided by Operating Activities, ratio of operating earnings to capital spending, free cash flow, return on assets, equity or stockholders’ equity and Common Stock price per share.  To the extent required by Section 162(m) of the Code, the Committee shall, within the time period required by Section 162(m) of the Code (generally, the first 90 days of a Performance Period), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period.

Section 10.3                “Performance Formula” means, for a Performance Period, the one or more objective formulas (expressed as a percentage or otherwise) applied against the relevant Performance Goal(s) to determine, with regards to the Award of a particular Participant, whether all, some portion but less than all, or none of the Award has been earned for the Performance Period. The formula may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes each as defined by generally accepted accounting principles and as identified in the financial statements, notes to the financial statements, management’s discussion and analysis or other SEC filings.

Section 10.4                “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

Section 10.5                “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.

Section 10.6                Discretion of Committee with Respect to Performance Awards. To the extent required by Section 162(m) of the Code, the Committee shall have full discretion, within the first 90 days of a Performance Period (or, if longer, within the maximum period allowed under Section 162(m) of the Code), to designate the Employees who will be Participants for the Performance Period, the length of such Performance Period (which shall be at least 12 months for Covered Employees), the type(s) of Awards to be issued, the Performance Criteria that will be used to calculate, in an objective manner, the Performance Formula, the kind(s) and/or level(s) of the goals under the Performance Formula, whether the Performance Criteria shall apply to the Company, PT, a Subsidiary, or any one or more subunits of the foregoing, and the Performance Formula.

Section 10.7                Adjustment of Awards. The Committee is authorized at any time during the first 90 days of a Performance Period, or at any time thereafter (but only to the extent the exercise of such authority after the first 90 days of a Performance Period would not cause the Awards granted to the Participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the Performance Formula for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, (A) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; and (C) in view of the Committee’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. In no event shall any Award that applies to a Covered Employee be adjusted pursuant to Section 6.2 of the Plan to the extent it would cause such Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

Section 10.8                Determination of Awards. Following the completion of a Performance Period, the Committee may, and, with respect to Covered Employees shall, review and certify in writing whether, and to what extent, the goals under the Performance Formula for the Performance Period have been achieved and, if so, to calculate and certify in writing the amount of the Awards earned for the period. The Committee may reduce, eliminate or, except with respect to Covered Employees, increase the amount of the Award earned under the Performance Formula for the Performance Period, if in the Committee’s sole judgment, such reduction or elimination is appropriate.

Section 10.9                Payment of Performance Awards.

(a)     Condition to Receipt of Performance Award. Unless otherwise provided in the relevant Award Notice or administrative guide, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for an earned Performance Award for such Performance Period.

(b)     Limitation. Unless otherwise determined by the Committee, a Participant shall be eligible to receive a Performance Award for a Performance Period only to the extent that achievement of the goals under the Performance Formula for such period is measured and as a result, all or some portion of such Participant’s Performance Award has been earned for the Performance Period.

(c)     Timing of Award Payments. The Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following determination of achievement of the goals under the Performance Formula and satisfaction of any applicable vesting periods or other terms and conditions. Unless otherwise provided in the relevant Award Notice or administrative guide, such payment shall be made no earlier than January 1 of the calendar year following the end of the applicable Performance Period and no later than December 31 of such calendar year.

Article 11
Other Stock-Based Awards

Section 11.1                Grants. Awards under this Article 11

may be granted to Participants, either alone or in addition to the Awards granted under the Plan, in the form of other stock-based Awards. Awards may be granted either as freestanding grants or payments of earned Performance Awards or other incentive compensation under another plan maintained by the Company.

Section 11.2                Conditions and Terms of Other Stock-Based Grants. The Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any other stock-based Award, provided that they are not inconsistent with the Plan. Other stock-based Awards granted to Employees shall be subject to the requirements of Section 9.3

. Subject to the preceding sentence, other stock-based Awards in the form of Restricted Stock Units shall not be subject to a minimum vesting period.

Article 12
PAYMENT OF AWARDS

Section 12.1                Payment. Absent a Plan provision to the contrary, payment of Awards may, at the discretion of the Committee, be made in cash (or equivalents), Common Stock, a combination of cash and Common Stock.  In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Common Stock, restrictions on transfer and forfeiture provisions; provided, however, such terms, conditions, restrictions and/or limitations are not inconsistent with the Plan. Further, payment of Awards may be made in the form of a lump sum or installments, as determined by the Committee, in accordance with the requirements of Section 409A, to the extent applicable.

Section 12.2                Withholding Taxes. In connection with any payments to a Participant or other event under the Plan that gives rise to a federal, state, local or other tax withholding obligation relating to the Plan (including, without limitation, FICA tax), the Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld (or cause to be withheld) with respect to such payment or may require the Participant to pay to the Company such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required to be withheld from an Award by withholding from any payment of Common Stock due as a result of such Award at minimum statutory tax rates, or by permitting the Participant to tender (actually or through attestation) to the Company, shares of Common Stock having a Fair Market Value, as determined by the Committee, equal to the amount of such required withholding taxes up to the minimum statutory tax rates.

Article 13
EFFECT OF CERTAIN EVENTS

Section 13.1                Stock Options and SARs.

(a)     Committee Rules. The Committee shall have the authority to promulgate rules and regulations to determine the treatment of a Participant under the Plan in the event of such Participant’s death, Disability, Retirement, termination for an Approved Reason and other termination.

(b)     Death. Unless otherwise provided in an Award Notice, upon a Participant’s death, any Stock Option or SAR may be exercised in whole or in part within one year after the date of the Participant’s death and then only: (a) by the beneficiary designated by the Participant in a writing submitted to the Company prior to the Participant’s death, or in the absence of same, by the Participant’s estate or by or on behalf of such person or persons to whom the Participant’s rights pass under his or her will or the laws of descent and distribution, (b) to the extent that the Participant would have been entitled to exercise the Stock Option or SAR at the date of his or her death and subject to all of the conditions on exercise imposed by the Plan and the Award Notice, and (c) prior to the expiration of the term of the Stock Option or SAR.

(c)     Disability. Unless otherwise provided in an Award Notice, upon a Participant’s Disability, any Stock Option or SAR may be exercised in whole or in part within one year after the date of the Participant’s Disability and then only to the extent that the Participant would have been entitled to exercise the Stock Option or SAR at the date of his or her Disability, subject to all of the conditions on exercise imposed by the Plan and the Award Notice and prior to the expiration of the term of the Stock Option or SAR.

(d)     Retirement or Termination for an Approved Reason. Unless otherwise provided in an Award Notice, upon a Participant’s Retirement or termination for an Approved Reason, any Stock Option or SAR may be exercised in whole or in part within one year after the date of the Participant’s Retirement or termination for an Approved Reason and then only to the extent that the Participant would have been entitled to exercise the Stock Option or SAR at the date of his or her Retirement or termination for an Approved Reason, and subject to all of the conditions on exercise imposed by the Plan and the Award Notice and prior to the expiration of the term of the stock option or SAR.

(e)     Other Termination. If a Participant’s employment with the Company terminates for a reason other than death, Disability, Retirement, or an Approved Reason, and unless otherwise provided in an Award Notice, any Stock Option or SAR may be exercised in whole or in part within 30 days after the date of termination of employment and then only to the extent such Stock Option or SAR is vested and exercisable at the time of the termination of employment, and subject to all of the conditions on exercise imposed by the Plan and the Award Notice and prior to the expiration of the term of the Stock Option or SAR.

(f)      Acceleration and Extension. Notwithstanding this Section or the terms of an Award Notice, the Committee may: (i) accelerate the vesting and exercisability of a Stock Option or SAR in order to allow its exercise by the estate or beneficiary of a deceased Participant or by the disabled, retired or terminated Participant; and (ii) extend the period for exercise of a Stock Option or SAR, provided such extension does not exceed the term of such Stock Option or SAR.

Section 13.2                Other Awards. The Committee shall have the authority to promulgate rules and regulations to determine the treatment of the other Awards of a Participant under the Plan in the event of such Participant’s death, Disability, Retirement, or termination from the Company.

Article 14
DIVIDEND AND DIVIDEND EQUIVALENTS

The Committee may choose, at the time of the grant of an Award (other than a Stock Option or an SAR) or any time thereafter up to the time of the Award’s payment, to include as part of such Award an entitlement to receive cash dividends or dividend equivalents, subject to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments), and at such time(s) as the Committee shall determine in accordance with Section 409A, to the extent applicable. All dividends or dividend equivalents, which are not paid currently, may, at the Committee’s discretion, accrue interest or be reinvested into additional shares of Common Stock subject to the same vesting or performance conditions as the underlying Award. Notwithstanding anything herein to the contrary, dividend equivalents will not be paid to Participants in respect of unvested Performance Awards during the applicable Performance Cycle; provided, however, that such dividends may accrue during the Performance Cycle and be paid as and when the underlying Performance Awards are earned and paid. Notwithstanding the foregoing, dividends or dividend equivalents shall not be granted on Awards of Stock Options or SARs.

Article 15
DEFERRAL OF AWARDS

At the discretion of the Committee, payment of any Award (other than any Stock Options or SARs), dividend, or dividend equivalent, or any portion thereof, may be deferred by a Participant until such time as the Committee may establish in accordance with Section 409A and other applicable federal income tax requirements. All such deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant prior to the time established by the Committee for such purpose, on a form provided by the Company. Further, all deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with Section 409A and all other applicable requirements of the Code. Deferred payments shall be paid in a lump sum or installments, as determined by the Committee in accordance with the requirements of Section 409A. Deferred Awards may also be credited with interest, at such rates to be determined by the Committee, and, with respect to those deferred Awards denominated in the form of Common Stock, with dividends or dividend equivalents.

Article 16
MISCELLANEOUS

Section 16.1                Nonassignability.

(a)     In General. Except as otherwise determined by the Committee or as otherwise provided in Section 16.1

(b)

, no Awards or any other payment under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment, pledge, or encumbrance, nor shall any Award be payable to or exercisable by anyone other than the Participant to whom it was granted.

(b)     Non-qualified Stock Options.  The Committee shall have the discretionary authority to grant Awards of Non-Qualified Stock Options or amend outstanding Awards of Non-Qualified Stock Options to provide that they be transferable, subject to such terms and conditions as the Committee shall establish.  In addition to any such terms and conditions, the following terms and conditions shall apply to all transfers of Non-Qualified Stock Options:

(1)     Permissible Transferors.  Except as otherwise permitted by the Committee, the only Participants permitted to transfer their Non-Qualified Stock Options are those Participants who are, on the date of the transfer of their Non-Qualified Stock Option, a corporate officer of PT, or a Director.

(2)     Permissible Transferees.  Transfers shall only be permitted to: (i) the Participant’s “Immediate Family Members,” as that term is defined in Section 16.1

(b)

(9)

; (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; or (iii) a family partnership or family limited partnership in which each partner is, at the time of transfer and all times subsequent thereto, either an Immediate Family Member or a trust for the exclusive benefit of one or more Immediate Family Members.

(3)     No Consideration.  All transfers shall be made for no consideration.

(4)     Subsequent Transfers.  Once a Participant transfers a Non-Qualified Stock Option, any subsequent transfer of such transferred option shall, notwithstanding Section 16.1

(b)

(1)

to the contrary, be permitted, provided, however, such subsequent transfer complies with all of the terms and conditions of this Section 16.1

, with the exception of Section 16.1

(b)

(1)

.

(5)     Transfer Agent.  In order for a transfer to be effective, the Committee’s designated transfer agent must be used to effectuate the transfer.  The costs of such transfer agent shall be borne solely by the transferor.

(6)     Withholding.  In order for a transfer to be effective, a Participant must agree in writing prior to the transfer on a form provided by the Company to pay any and all payroll and withholding taxes due upon exercise of the transferred Stock Option.  In addition, prior to the exercise of a transferred Stock Option by a transferee, arrangements must be made by the Participant with the Company for the payment of all payroll and withholding taxes.

(7)     Terms and Conditions of Transferred Option.  Upon transfer, a Non-Qualified Stock Option continues to be governed by and subject to the terms and conditions of the Plan and the Stock Option’s applicable administrative guide and Award Notice.  A transferee of a Non-Qualified Stock Option is entitled to the same rights as the Participant to whom such Non-Qualified Stock Options were awarded, as if no transfer had taken place.  Accordingly, the rights of the transferee are subject to the terms and conditions of the original grant to the Participant, including provisions relating to expiration date, exercisability, option price and forfeiture.

(8)     Notice to Transferees.  The Company shall be under no obligation to provide a transferee with any notice regarding the transferred options held by the transferee upon forfeiture or any other circumstance.

(9)     Immediate Family Member.  For purposes of this Section 16.1

, the term “Immediate Family Member” shall mean the Participant and his or her spouse, children or grandchildren, whether natural, step or adopted children or grandchildren.

Section 16.2                Amendments to Awards. The Committee may at any time unilaterally amend any unexercised, unearned or unpaid Award, including, but not by way of limitation, Awards earned but not yet paid, to the extent it deems appropriate; provided, however, that (a) any such amendment which, in the opinion of the Committee, materially impairs the rights or materially increases the obligation of a Participant under an outstanding Award shall be made only with the consent of the Participant (or, upon the Participant’s death, the person having the right to exercise the Award), except that amendments to implement administrative changes to the Plan that are deemed necessary or advisable by the Committee for compliance with laws shall not require Participant consent, and (b) no such amendment shall cause a violation of Section 409A. By means of illustration but not limitation, the Committee may restrict the method of exercise of an Award to avoid securities laws or exchange control filings, laws or regulations.

Section 16.3                Regulatory Approvals and Listings. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing stock awards or any Award resulting in the payment of Common Stock prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed, and (iii) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

Section 16.4                No Right to Continued Employment or Grants. Participation in the Plan shall not give any Employee any right to remain in the employ of the Company.  The Company reserves the right to terminate any Employee at any time.  Further, the adoption of this Plan shall not be deemed to give any Employee or any other individual any right to be selected as a Participant or to be granted an Award.  In addition, no Employee having been selected for an Award, shall have at any time the right to receive any additional Awards.

Section 16.5                Amendment/Termination. The Committee may suspend or terminate the Plan at any time for any reason with or without prior notice. In addition, the Committee may, from time to time for any reason and with or without prior notice, amend the Plan in any manner, but may not (a) without stockholder approval adopt any amendment which would require the vote of the stockholders of PT, or (b) adopt any amendment to the Plan which would cause any Award outstanding under the Plan at the time of the amendment to violate Section 409A.

Section 16.6                Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

Section 16.7                No Right, Title, or Interest in Company Assets. No Participant shall have any rights as a stockholder as a result of participation in the Plan until the date of issuance of a stock certificate in his or her name, and, in the case of restricted shares of Common Stock, such rights are granted to the Participant under the Plan.  To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company and the Participant shall not have any rights in or against any specific assets of the Company.  All of the Awards granted under the Plan shall be unfunded.

Section 16.8                Section 16 of the Exchange Act. In order to avoid any Exchange Act violations, the Committee may, from time to time, impose additional restrictions upon an Award, including but not limited to, restrictions regarding tax withholdings.

Section 16.9                No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to the tax treatment of any Award, any amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

Section 16.10             Other Benefits. No Award granted under the Plan shall be considered compensation for purposes of computing benefits under any retirement plan of the Company nor affect any benefits or compensation under any other benefit or compensation plan of the Company now or subsequently in effect.

Section 16.11             Section Headings. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections.

Section 16.12             Severability; Entire Agreement. If any of the provisions of this Plan or any Award Notice is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan, any administrative guidelines or sub-plans issued pursuant to Section 4.2.

(i) and any Award Notices contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

Section 16.13             No Third Party Beneficiaries. Except as expressly provided therein, neither the Plan nor any Award Notice shall confer on any person other than the Company and the grantee of any Award any rights or remedies thereunder.

Section 16.14             Successors and Assigns. The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

Section 16.15             Waiver of Claims. Each Participant recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Notice, any determination, action or omission hereunder or under any Award Notice by the Committee, the Company or the Board, or any amendment to the Plan or any Award Notice (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of the Plan or an Award Notice).

Section 16.16             Recoupment. Notwithstanding any other provision of the Plan to the contrary, in order to comply with Section 10D of the Exchange Act, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, then any Participant who is a former or current executive officer of the Company shall return to the Company, or forfeit if not yet paid, the amount of any Award received during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the Participant under the accounting restatement as determined by the Company in accordance with the Clawback Requirements and any policy adopted by the Company pursuant to the Clawback Requirements.

Section 16.17             Section 409A.

(a)     The Plan and the Awards granted thereunder are intended to be exempt from or comply with the requirements of Section 409A, and the Plan, and Award Notices and administrative guides issued thereunder, shall be administered and interpreted consistent with such intention.

(b)     In addition, if a Participant is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code, shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death.

(c)     The Company makes no representations to Participants or any other person that Awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan. In no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on a Participant by Section 409A or damages for failing to comply with Section 409A.

* * * * *